UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 30, 2013

MedAssets, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33881	51-0391128
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 North Point Center E, Suite 200, Alpharetta, Georgia	30022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 678-323-2500

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Gregory A. Strobel, President of the Revenue Cycle Management Segment of MedAssets, Inc. (the “Company”), tendered his resignation to the Company on September 30, 2013. Mr. Strobel has decided to pursue other career opportunities outside of the Company, following the Company’s appointment of Ms. Amy Amick to lead the Revenue Cycle Management Segment. Mr. Strobel will remain with the Company for a period of time to assist with this transition. Under the terms of his existing employment agreement with the Company, Mr. Strobel is entitled to receive, subject to the execution and non-revocation of a general release of claims in favor of the Company and its affiliates: (i) full vesting of all equity awards; (ii) cash severance in the amount of $506,800 payable in substantially equal installments over the 12 month period following his termination date; and (iii) an additional cash amount of $45,000. Additionally, Mr. Strobel is subject to non-solicitation, non-hire and non-interference obligations for 24 months following his termination of employment, and to non-competition obligations for 12 months following his termination of employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedAssets, Inc.

October 3, 2013	By:	/s/ Lance M. Culbreth
Name: Lance M. Culbreth
Title: Senior Vice President, Chief Accounting Officer